December 28, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  Change in Certifying Accountant

Ladies and Gentlemen:

We have read the disclosure (the “Disclosure”) in the annual report of Hennessy SPARX Funds Trust relating to the change in the certifying accountant for their portfolios, the Hennessy Select SPARX Japan Fund and the Hennessy Select SPARX Japan Smaller Companies Fund (collectively, the “Funds”), for the fiscal year ended October 31, 2009.

We agree with the statements in the Disclosure that (1) our reports on the Funds’ financial statements for each of the fiscal years ended October 31, 2008 and prior contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles; (2) there have been no past disagreements between the Funds and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; and (3) that there have been no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

We cannot confirm or deny the statements in the Disclosure regarding the appointment of KPMG LLP as the new auditors for the Funds.

/s/ Ernst & Young LLP
Ernst & Young LLP